                                                                    EXHIBIT 10.1


                     DISTRIBUTION CENTER TRANSFER AGREEMENT


                 This Distribution Center Transfer Agreement (this "Agreement"), dated as of November 1, 1995, is by and between Smith's Food & Drug Centers, Inc., a Delaware corporation ("Seller"), and Ralphs Grocery Company, a Delaware corporation ("Buyer").

                                    RECITALS

                 A. Seller leases certain property pursuant to that certain Lease dated as of December 21, 1993, between State Street Bank and Trust Company of California, N.A., a national banking association, as landlord (the "Master Landlord") and Seller, as tenant, as amended by that certain Amendment No. 1 to Lease Agreement dated April 1, 1994 (collectively, the "Master Lease");

                 B. Seller desires to sublease to Buyer those certain premises which are the subject of the Master Lease, which premises are located at 1500 Eastridge Avenue, Riverside, California (the "Premises") pursuant to the terms of a sublease agreement (the "Sublease") in the form attached hereto as Annex A. The Premises are described on Exhibit A attached to the Master Lease;

                 C. The Premises contain approximately 911,898 square feet of warehouse space, 115,676 square feet of dairy manufacturing plant and related space, 19,505 square feet in a vehicle maintenance facility, and attendant parking areas, truck maneuvering areas and accessways. Such buildings and all other structures, including all fixtures included therein (other than trade fixtures) that constitute a portion of the Premises, are referred to herein as the "Facilities;"

                 D. In connection with the Sublease, Buyer also desires to acquire from Seller certain trade fixtures, furnishings, equipment, tools, machinery and other property identified on Annex B attached hereto (collectively, the "Fixtures and Equipment"), which Fixtures and Equipment includes certain equipment that is owned by Seller (the "Owned Equipment"), including certain specified items, e.g., supplies-backstage, small wares-backstage, pallets, janitorial supplies/equipment, milk crates, diesel fuel, gasoline (collectively, the "Specified Equipment"), and certain equipment that is leased by Seller from third parties (the "Leased Equipment"), in each case as specified on Annex B; and

                 E. In connection with the Sublease, Buyer further desires to acquire from Seller certain of Seller's inventory which is contained in the Facilities on the Closing Date. The categories of inventory that are to be acquired, as well as a description of certain types of products that are not to be acquired, by Buyer are identified on Annex C attached hereto (collectively, the "Inventory").

                 NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Action" shall mean any chose in action, including any claim, suit, litigation, labor dispute, arbitration, investigation or other action or proceeding.

         "Assets" shall mean, collectively, the Fixtures and Equipment and the Inventory set forth on Annexes B and C, respectively.

         "Assumed Contracts" shall mean all Contracts entered into by Seller in the ordinary course of its business relating to the Real Property or the Assets or the operations conducted by Seller thereon as described on Schedule 4.1.14 other than Excluded Contracts.

         "Authorities" shall mean the various governmental bodies and agencies having jurisdiction over the Assets and the Real Property.

         "Books and Records" shall mean all building plans, specifications and drawings, engineering, soils and geologic reports, environmental studies and other documents prepared in connection with the construction, reconstruction, maintenance, repair, management or operation of the Real Property and the Fixtures and Equipment that are in the possession or under the control of Seller and other books and records maintained in connection with the operation of the Real Property and the Fixtures and Equipment including those maintained or prepared after the date of this Agreement.

         "City of Riverside Documents" shall mean (i) that certain Agreement for 69kV Electrical Service dated as of August 12, 1992 by and between the City of Riverside and Seller, (ii) that certain Funding and Acquisition Agreement dated as of April 27, 1993 by and between the City of Riverside and Seller, and
(iii) that certain Owner Participation Agreement dated as of March 23, 1993 by and between the Redevelopment Agency of the City of Riverside and Seller.

         "Closing Date" shall mean January 29, 1996 or such other date as may be designated as such by Buyer and Seller.

         "Contracts" shall mean all executory contracts, leases, licenses, undertakings, commitments, guarantees and warranties relating to the Assets or the Real Property or the operations conducted by Seller thereon, or any portion thereof, to which Seller is a party or by which it or the Assets or the Real Property, or any portion thereof, is bound, including, but not limited to, Employment Contracts, maintenance contracts, and other similar contracts, but excluding the Master Lease Documents.

         "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

         "Damages" shall mean any and all debts, losses, claims, damages, costs, demands, fines, judgements, penalties, obligations, payments, Liabilities of every type and nature (whether known or unknown, fixed or contingent) (including, without limitation, those arising out of any Action), together with any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any of the foregoing (including, without limitation, reasonable costs and expenses incurred in investigating, preparing or defending any Action).

         "Default" shall mean (1) a breach of or default under any specified agreement, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any specified agreement, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any specified agreement.

         "Due Diligence Period" shall mean the period starting on the date of this Agreement and continuing to and including 6:00 p.m. Los Angeles time on the first business day which is thirty (30) days following the date of this Agreement.

         "Employment Contract" shall mean any Contract or other agreement with any employee or group of employees, including Union Contracts, to which Seller or any of its affiliates is a party and which relates to employees of Seller or any of its affiliates working at, or providing services to, the Facilities.

         "Encumbrances" shall mean all claims, liens, pledges, options, charges, easements, mortgages, rights-of-way, encroachments, private use restrictions or other rights of a third party in or with respect to the Real Property or the Assets, whether voluntarily incurred or arising by operation of law, including any agreement to give any such right in the future.

         "Environmental Laws" shall mean all Regulations which regulate or relate to the protection, clean-up and restoration of the environment; the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid); the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees; and compensation for personal injury, property damage or damages to natural resources resulting from a Release or threatened Release.
Environmental Laws shall include the Resource Conservation & Recovery Act ("RCRA"), Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic





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
Substances Control Act, Clean Air Act, Oil Pollution Act of 1990, Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and the Hazardous Materials Transportation Act, and the California Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65") and all other analogous or related Regulations, each as amended.

         "Excluded Contracts" shall mean (i) the Ross Swiss Contract; and (ii) all Employment Contracts.

         "Hazardous Substance" shall mean any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

         "Master Lease Documents" shall mean the Master Lease and the related documents identified on Exhibit A-5 to the Sublease.

         "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Authority, necessary or desirable for the past, present or anticipated operation of the Real Property or the Assets.

         "Phase I Report" shall mean that certain Preliminary Environmental Site Assessment of Smith's Food & Drug Centers Distribution Warehouse, 1500 Eastridge Avenue, Riverside, California (Job No. 93758-9) prepared by CJH Incorporated and dated November 22, 1993.

         "Property Taxes" shall mean all local, state, federal or foreign taxes, assessments or other government charges levied or assessed against the Real Property or the Fixtures and Equipment, or any portion or item thereof or the rents or other revenues therefrom, including all business, occupation, franchise, sales, transfer or use taxes and all interest and penalties associated therewith, but excluding all such taxes, assessments or charges measured by the net income of Seller.

         "Real Property" shall mean, collectively, the Premises and the Facilities.

         "Regulations" shall mean all laws, ordinances, rules, requirements and regulations of any Authority applicable to the ownership or operation of the Real Property or the Assets, including those relating to zoning, occupational health and safety and earthquake, fire and other hazards.





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
         "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into, or migration within, the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

         "Representative" shall mean any authorized officer, director, principal, attorney, agent, employee or other representative.

         "Ross Swiss Contract" shall mean that certain Dairy Products Agreement dated as of June 23, 1995 by and between Seller and F&L Enterprises, Inc., a California corporation, doing business as Ross Swiss Dairies.

         "Taxes" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation the Property Taxes and any income, estimated income, business, occupation, franchise, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

         "Title Company" shall mean Stewart Title Guaranty Company.

         "Title Policy" shall mean that certain Policy of Title Insurance No. 9977-00235 issued by the Title Company.

         "Union Contract" shall mean any collective bargaining agreement or other agreement with any union to which Seller or any of its affiliates is a party and which relates to employees of Seller or any of its affiliates working at, or providing services to, the Facilities.

         1.2 Other Defined Terms. The following terms are defined in the following Sections:

                   Term                                        Section
                   ----                                        -------
                   "Actual Inventory Purchase Price"           2.5.2
                   "Assumed Liabilities"                       2.3
                   "Assumption Document"                       3.2.3
                   "Claim"                                     9.3
                   "Claim Notice"                              9.3
                   "Closing"                                   3.1
                   "Disclosing Party"                          5.3.2
                   "Estimated Inventory Purchase Price"        2.5.1
                   "Excluded Liabilities"                      2.4
                   "Facilities"                                Recital C
                   "Fixtures and Equipment"                    Recital D
                   "Fixtures and Equipment Purchase Price"     2.6
                   "including"                                 11.9
                   "Inventory"                                 Recital E

                   "Inventory Service"                         2.5.3
                   "Leased Equipment"                          Recital D
                   "Master Landlord"                           Recital A
                   "Master Lease"                              Recital A
                   "Owned Equipment"                           Recital D
                   "Purchase Price"                            2.5.2
                   "Premises"                                  Recital B
                   "Receiving Party"                           5.3.2
                   "Service and Supply Agreement"              8.3
                   "Specified Equipment"                       Recital D
                   "Sublease"                                  Recital B
                   "to the best knowledge of"                  11.9


                                   ARTICLE 2

                             EXECUTION OF SUBLEASE;
                               PURCHASE AND SALE

         2.1 Execution of Sublease. Upon the terms and subject to the conditions contained herein and therein, at the Closing, Seller and Buyer shall each execute and deliver the Sublease to the other party.

         2.2 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Owned Equipment and the Inventory free and clear of all Encumbrances.

         2.3 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities (the "Assumed Liabilities"):

                   2.3.1 All Liabilities resulting from Buyer's ownership, leasing or operation of the Assets or the Real Property from and after the Closing Date.

                   2.3.2 If Buyer has delivered timely notice directing Seller to terminate the Ross Swiss Contract pursuant to Section 5.2.2 and Seller has in fact terminated such contract on or before December 1, 1995, all Liabilities accruing, arising out of, or relating to the Ross Swiss Contract to the extent that any such Liabilities shall arise after the Closing Date, but not including any Liability for any Default under the Ross Swiss Contract occurring on or prior to the Closing Date.

                   2.3.3 All Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Assumed Contracts, but not including any Liability for any Default under any such Assumed Contract occurring on or prior to the Closing Date.





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
         2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, and except for the Assumed Liabilities expressly specified in Section 2.3, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, arising out of Seller's ownership, leasing or operation of the Assets or the Real Property on or prior to the Closing Date ("Excluded Liabilities"), which Excluded Liabilities include, without limitation:

                   2.4.1 Any Liability of Seller with respect to any Taxes, other than the Taxes to be apportioned or paid by Buyer hereunder;

                   2.4.2 Any Action against Seller or any Action which adversely affects the Assets or the Real Property and which shall have been asserted on or prior to the Closing Date or which shall be based upon facts or circumstances which occurred or arose on or prior to the Closing Date;

                   2.4.3 Any Liability to or in respect of any employees or former employees of Seller (or any affiliate of Seller) including without limitation (i) any Employment Contract, whether or not written, between Seller (or any affiliate of Seller) and any person or entity, (ii) any Liability under any employee plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller (or any affiliate of Seller) or under which Seller (or any affiliate of Seller) may incur any Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller's (or any such affiliate's) withdrawal or partial withdrawal from or termination of any employee plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

                   2.4.4 Any Liability arising before the Closing Date from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory;

                   2.4.5   Any Liability associated with any Excluded Contract;
         and

                   2.4.6 Any of Seller's liabilities or obligations resulting from entering into, performing its obligations under or consummating the transactions contemplated by, this Agreement.

         2.5       Purchase Price for Inventory.

                   2.5.1 Estimated Price and Settlement. Five (5) business days before the Closing Date, Seller shall provide Buyer with a written estimate of the purchase price payable for the Inventory (the "Estimated Inventory Purchase Price"), and Buyer shall pay such amount at the Closing. Within five (5) business days after determination of the Actual Inventory





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
Purchase Price pursuant to Section 2.5.2, any amounts due from Seller to Buyer, if the Estimated Inventory Purchase Price is greater than the Actual Inventory Purchase Price, or from Buyer to Seller, if the Actual Inventory Purchase Price is greater than the Estimated Inventory Purchase Price, shall be paid by wire transfer in immediately available funds to an account designated by the payee.

                   2.5.2 Actual Inventory Purchase Price. The "Actual Inventory Purchase Price" (collectively with the Fixtures and Equipment Purchase Price, the "Purchase Price") shall be determined within seven (7) calendar days after the Closing Date and shall be based on Seller's book cost of the actual amount of the Inventory to be acquired by Buyer as of the Closing Date, except for those categories of Inventory designated on Annex C which shall be based on Seller's book cost less seven percent (7.0%).

                   2.5.3 Inventory Procedures. The quantities of Inventory to be purchased and sold hereunder shall be determined by an itemized inventory to be taken at such time as Buyer and Seller mutually agree and shall be adjusted to book as of the Closing Date based upon a physical inventory pursuant to which all Inventory will be counted as to quantity by personnel of Seller and Buyer using procedures mutually agreed to by Buyer and Seller to take inventories of the type of Inventory being counted (which physical inventory shall be adjusted, if necessary, for any inventories added or removed in the ordinary course of business after the date of such physical inventory and before the Closing Date); provided, however, that if Buyer and Seller shall mutually agree, an outside inventory service or services (the "Inventory Service") mutually selected by Seller and Buyer may be selected to take such inventory. Both Buyer and Seller will have the right to have Representatives present to observe the physical inventories. Any disputes as to the physical count, usability or salability of any item of Inventory will, if possible, be resolved while such physical inventory is being taken. Any unresolved disputes regarding the foregoing not resolved by the Closing Date will be separately listed and settled as soon as expeditiously practicable thereafter by the parties or by another independent third party mutually acceptable to both parties, or if they are unable to agree then by the Inventory Service. The determination of any third party so engaged shall be final and binding on the parties. No failure to resolve any such matters shall prevent the Closing or payment of the Purchase Price. If Buyer so requests, the physical inventory contemplated by this Section 2.5.3 shall also include a physical count of the Specified Equipment identified on Annex B to verify the unit counts.

         2.6 Purchase Price for Fixtures and Equipment. On the Closing Date, Buyer shall pay to Seller in immediately available funds the sum of $15.0 million for the Fixtures and Equipment other than the Specified Equipment, plus an additional amount reflecting Seller's book cost for the Specified Equipment (collectively, the "Fixtures and Equipment Purchase Price").

         2.7       Prorations.

                   2.7.1 In General. Except as otherwise specifically provided herein, all periodic charges payable or receivable with respect to the Real Property, the Assets or the operations with respect to any of such items, shall be apportioned between Buyer and Seller so that all such items attributable to the period prior to the Closing Date shall be for the account of Seller, and





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
all such items attributable to the period on and after the Closing Date shall be for the account of Buyer. The items to be so apportioned shall include:

                           (1)      Property Taxes and personal Property Taxes;

                           (2) Water, gas, electricity and other utility charges (which charges shall be based, to the extent possible, on actual utility meter readings);

                           (3) Payments and amounts payable under Assumed Contracts;

                           (4) Fees and charges under Permits to be assigned to Buyer or which run with the Real Property or the Assets; and

                           (5) Other similar items and deposits, costs and charges related to the operation of the Real Property or the Assets.

                   2.7.2   Methodology.

                           (1) Property Taxes shall be apportioned on the basis that there is allocated to the period prior to the Closing Date the Property Taxes due and payable by Seller for the fiscal year of the applicable taxing authority in which the Closing Date occurs, or for periods prior thereto, determined on the basis of the number of days which have elapsed from the first day of such fiscal year to, but not including, the Closing Date, whether or not the same shall be payable prior to the Closing Date. If as of the Closing Date (i) the actual tax bills for the fiscal year or years in question are not available or (ii) the applicable property tax rate or rates for the current tax year is or are not established by the Closing Date, and as a result thereof the Property Taxes to be apportioned hereunder cannot be ascertained, then the Property Taxes shall be estimated on the basis of the applicable rates and assessed valuations in effect for the previous fiscal year, taking into account any known changes, and such estimate shall be used for purposes of making an interim apportionment on the Closing Date. Increases in Property Taxes resulting from a reassessment as of or after the Closing Date attributable to the transactions contemplated hereunder or resulting from Buyer's actions with respect to the Real Property or the Assets, shall be allocated entirely to the period including and after the Closing Date.

                           (2) All utilities shall be apportioned as of the Closing Date using the per diem rate calculated from the latest available billings or other operating history of the Real Property or the Assets furnished by Seller. Utility security deposits, if any, shall, at the direction of Buyer with the concurrence of each utility, either be retained by Seller without adjustment or delivered to Buyer and reimbursed in full to Seller.

                           (3) Seller shall be entitled to a credit for the amount of any payments made by Seller on any of the Assumed Contracts which relate to the period on and after the Closing Date. Buyer shall be entitled to a credit for the amount of any unpaid liabilities (e.g., payments in arrears) incurred by Buyer under any of the Assumed





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
         Contracts which relate to the period prior to the Closing Date. Before either party shall make any payment in respect of an Assumed Contract which payment would otherwise be the responsibility of the other party under this Agreement, the party making such payment shall first give notice thereof to the other party.

                   2.7.3 Payment. Buyer and Seller shall use their respective best efforts to reach final agreement on the amounts of all the apportionments contemplated by this Section 2.7 at least five (5) days prior to the Closing Date. If such an agreement is reached, such apportionments shall not be adjusted after the Closing Date.

                   2.7.4 Adjustments. If Buyer and Seller do not reach final agreement on the apportionments contemplated by this Section 2.7 prior to the Closing Date, then Buyer and Seller shall use their respective best efforts to agree on reasonable estimates of the amounts of such apportionments on or before the Closing Date, which estimates shall be subject to an initial post-closing adjustment within thirty (30) days after the Closing Date based upon actual receipts and expenditures. If any of the prorations, apportionments or computations required under this Section 2.7 shall require further correction or adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either Buyer or Seller shall be entitled to an adjustment to reflect the same; provided, however, that no party hereto shall be entitled to any such adjustment unless it makes written demand on the other party hereto prior to the first anniversary of the Closing Date. Any corrected adjustment shall be paid in cash to the party entitled thereto.

         2.8       Closing Costs.

                   2.8.1 Taxes. Buyer shall pay the cost of all transfer taxes, all sales, use or other taxes imposed by reason of the execution of the Sublease or the transfer of the Fixtures and Equipment and the Inventory, including any deficiency, interest or penalty asserted with respect thereto.

                   2.8.2 Permits. Buyer shall pay all out-of-pocket fees and costs associated with obtaining any required new Permits or obtaining the transfer of any existing Permits that may be lawfully transferred.

                   2.8.3 Other. Buyer and Seller shall each pay their own out-of-pocket fees and costs related to the consummation of this Agreement.


                                   ARTICLE 3

                                    CLOSING

         3.1 Time and Place. The pre-closing of the transactions contemplated hereunder shall be held at 9:00 a.m. Los Angeles time on the business day preceding the Closing Date at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California





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
90071. The closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the aforementioned offices of Latham & Watkins, unless the parties hereto otherwise agree.

         3.2       Deliveries at Closing.

                   3.2.1 Instruments and Possession. To effect the transactions referred to in Sections 2.1, 2.2 and 2.3 hereof, Seller shall, at the Closing, execute and deliver to Buyer:

                           (1) The Sublease substantially in the form attached hereto as Annex A and a memorandum thereof in a form suitable for recordation in the County of Riverside;

                           (2) One or more bills of sale, in the form of Annex E hereto, conveying all of Seller's Fixtures and Equipment and the Inventory included in the Assets;

                           (3) One or more assignments, in the form of Annex D hereto, of all of Seller's right, title and interest in and to the Assumed Contracts, or if such Assumed Contracts are not assignable, Seller shall provide to Buyer the economic benefits of such Assumed Contracts;

                           (4) One or more assignments of the Permits which may be assigned;

                           (5) One or more assignments of any and all warranties and guarantees belonging to Seller pertaining to the Real Property or the Assets, to the extent assignable; and

                           (6) The originals, or true and complete copies if the originals are unavailable, of the Master Lease Documents and the Assumed Contracts and true and correct copies of the Books and Records.

                   3.2.2 Funds. At the Closing, Buyer shall pay to Seller the Estimated Inventory Purchase Price and the Fixtures and Equipment Purchase Price by wire transfer of immediately available funds to an account designated by Seller; provided, however, that the amount of the Estimated Inventory Purchase Price shall be subject to adjustment as set forth in Section 2.5.

                   3.2.3 Assumption Document. Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Annex F, evidencing Buyer's assumption, pursuant to Section 2.3, of the Assumed Liabilities (the "Assumption Document").

                   3.2.4 Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an annex hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties.





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
                   3.2.5 Certificates. Each party shall furnish the other with such certificates of its officers and others to evidence satisfaction of the conditions provided in Articles 4 and 5 as the other may reasonably request.

                   3.2.6 Consents. Subject to Section 7.2, Seller shall deliver all Permits, or the benefits of such Permits, and any other third-party consents required for the valid transfer of the Real Property or the Assets as contemplated by this Agreement.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         4.1 Of Seller. Seller hereby represents and warrants to Buyer as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

                   4.1.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted and to lease and sublease the Real Property and to sell the Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in the State of California.

                   4.1.2 Authority. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Sublease, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Sublease by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Sublease and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. Upon execution and delivery, the Sublease will be a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms.

                   4.1.3   Consents and Approvals.  Except as set forth on
Schedule 4.1.3 hereto and other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Authority, or any third person, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Without limiting any of the foregoing, Schedule 4.1.3 identifies those consents, approvals and authorizations that are required in order for Buyer to assume the Assumed Contracts.

                   4.1.4 Premises. The Premises conform in all material respects to the description thereof included in Exhibit A attached to the Master Lease.

                   4.1.5   Title.

                           (1) Seller has and will transfer good and marketable title to the Fixtures and Equipment (other than the Leased Equipment) and the Inventory and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Fixtures and Equipment (other than the Leased Equipment) and the Inventory, free and clear of any Encumbrances. Seller has a valid leasehold interest in the Leased Equipment.

                           (2) Seller leases the Real Property subject only to (i) liens for current Property Taxes, (ii) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings,
         (iii) Encumbrances which are identified in the Title Policy, (iv) Encumbrances arising out of the City of Riverside Documents, (v) Encumbrances arising out of the Sale/Leaseback transaction documents referred to in Recital C of the Sublease, and (vi) other Encumbrances arising since the date of the Title Policy which do not, individually or in the aggregate, (x) materially breach any covenant, representation or warranty of Seller contained herein, (y) materially adversely affect the value of the Real Property or any lawful use of the Real Property or (z) render title to the Real Property unmarketable.

                   4.1.6 Inventory. The Inventory has been maintained in accordance with the regular business practices of Seller and consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business.

                   4.1.7 Condition. To the best knowledge of Seller, the Facilities and the Fixtures and Equipment are in good condition and repair and the Facilities are free of structural or mechanical defects other than any defects which would, individually or in the aggregate, not have a material adverse effect on the ownership or operation of the Real Property or the Assets. The Fixtures and Equipment have been maintained in accordance with the regular business practices of Seller. To the best knowledge of Seller, the mechanical systems, including the elevators, plumbing, heating, air conditioning, ventilation and life safety systems, and the electrical system which constitute a portion of the Facilities, and each of them, are in good operating condition and repair and, to the best knowledge of Seller, are not in need of any material capital or other improvement. To the best knowledge of Seller, the Facilities and the Fixtures and Equipment conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

                   4.1.8 Absence of Defaults. All of the Assumed Contracts, the Master Lease Documents and the City of Riverside Documents to which Seller is party or by which it or any of the Assets or Real Property is bound or affected are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Assumed Contracts, Excluded Contracts and the Master Lease Documents. All parties to such Assumed Contracts, Excluded Contracts and the Master Lease Documents have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to Seller. With respect to the Master Lease Documents, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor or any other party thereto.

                   4.1.9 Permits. To the best knowledge of Seller, Seller has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of the Real Property and the Assets or with respect to its interests in the Real Property or the Assets, and owns or possesses such Permits free and clear of all Encumbrances, except such Permits the failure of which to obtain would not have a material adverse effect on the ownership or operation of the Real Property and the Assets. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit. To the best knowledge of Seller and except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement.

                   4.1.10 Utilities. The Real Property is supplied with all utilities, including water, sewage disposal, electricity, gas and telephone, and other services necessary for the operation thereof as the same is currently operated.

                   4.1.11 Materials. To the best knowledge of Seller, the information contained in the materials provided to Buyer pursuant to Section
5.1.1 hereof was, when delivered, accurate in all material respects and, except to the extent that the information contained in any such materials has been superseded by information contained in subsequent materials which have been provided to Buyer before the Closing Date, remains accurate in all material respects.

                   4.1.12 Independent Facility. The Real Property is an independent unit which currently does not and as of the Closing Date will not rely on any other facilities, other than public utilities, to fulfill any zoning, building code or other municipal or governmental requirement. Conversely, no other facility relies on any part of the Real Property to fulfill any zoning, building code or other municipal or governmental requirement. The Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

                   4.1.13   Compliance with Law.

                           (1) To the best knowledge of Seller, the Real Property is in compliance with all Regulations, including Environmental Laws, and all Court Orders applicable to the Real Property or the operation thereof by Seller; provided, however, that such representation with respect to the relevant building code or codes is limited to compliance as of the date of construction of the Facilities. Seller has received no notice at any time that it is or was claimed to be in violation of, or that the Real Property or the Assets was not in compliance with, the provisions of any Environmental Law. Seller has received no notice that it is not currently in compliance with any other Regulations or that it must make improvements or modifications to the Real Property in order to be or to become in such compliance. Seller has no reason to believe that any presently existing facts or circumstances are likely to result in a violation of any Regulation, including any Environmental Law.

                           (2) To the best knowledge of Seller and except as referenced in the Phase I Report or as set forth on Schedule 4.1.13, there are no Hazardous Substances being used, generated, treated, stored, transported or disposed on, under, about or from the Real Property, or any portion thereof which is not in material compliance with all applicable Environmental Laws. To the best knowledge of Seller, the Real Property has at all times when owned, leased or operated by Seller, been owned, leased and operated in compliance with all Environmental Laws and in a manner that will not give rise to any Liability under any Environmental Laws.

                           (3) To the best knowledge of Seller, and except as referenced in the Phase I Report or as set forth on Schedule 4.1.13,
         (i) no prior owner, lessee or operator of the Real Property has acted in a manner that would give rise to any Liability under any Environmental Law, (ii) there is not now and there has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of or otherwise existing on, under, about or from the Real Property, or any portion thereof which is not in material compliance with all applicable Environmental Laws, and (iii) there is not now and there has never been any underground storage tank or pipeline located on, in or under the Real Property.

                           (4) True, complete and correct copies of all environmental audits or assessments which have been conducted with respect to the Real Property by Seller or any environmental consultant or engineer engaged by Seller for such purpose have previously been delivered to Buyer or will be so delivered in accordance with the provisions of this Agreement.

                   4.1.14 Contracts, Excluded Contracts and Assumed Contracts. Schedule 4.1.14 hereto identifies (i) all Contracts that (a) would not be cancelable by Seller or Buyer (if such Assumed Contract has been assumed by Buyer) on 30 days prior written notice without cost or penalty, or (b) involve aggregate annual payments or other expenditures in excess of $25,000, and (ii) all Excluded Contracts. True and complete copies of the Contracts and Excluded Contracts identified thereon, including all amendments and supplements thereto, have previously been delivered to Buyer or will be so delivered to Buyer within a reasonable amount of time before the end of the Diligence Period. With respect to the Assumed Contracts and the Excluded Contracts, (A) such contracts have been negotiated in the ordinary course of business at arms' length without any disproportionate deferral of payments in a manner that would unduly burden Buyer; (B) all of such Assumed Contracts are valid and in full force and effect; and (C) Seller will have duly performed all of the obligations under such Assumed Contracts and Excluded Contracts that were required to be performed by Seller thereunder prior to the Closing Date.

                   4.1.15 Litigation. Except as set forth in Schedule 4.1.15 hereto, there is no Action pending, or, to the best knowledge of Seller, filed but not yet served upon Seller, threatened or anticipated relating to or affecting (i) Seller that would have a material adverse effect on Seller's ability to perform its obligations under this Agreement, the Sublease or the Master Lease Documents, (ii) the Assets or the Real Property, or (iii) the transactions contemplated hereunder. There are no pending or, to the best knowledge of Seller, threatened condemnation proceedings with respect to the Real Property.

                   4.1.16 Brokers. Neither Seller nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                   4.1.17 No Other Agreements of Seller to Sell the Real Property or the Assets. Neither Seller nor any affiliate of Seller has any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell or otherwise transfer the Real Property or the Assets, to sell or otherwise transfer all or substantially all of the assets of Seller or to enter into any agreement with respect thereto.

                   4.1.18 Ability to Perform. Seller is not aware of any fact, condition or circumstance that would be likely to impair its future ability to perform its obligations under this Agreement, the Sublease or the Master Lease Documents.

                   4.1.19 Master Lease Documents, Assumed Contracts. As of the Closing Date, Seller has provided to Buyer true, correct and compete copies of all Master Lease Documents and all Assumed Contracts, including all amendments or additions thereto.

                   4.1.20 Material Misstatements or Omissions. No representation or warranty by Seller hereunder contains or will contain any untrue statement of a material fact, or omits or will omit any material fact necessary to make the statements or facts contained therein not misleading. Seller has disclosed to Buyer all events, conditions and facts known to Seller materially affecting the Assets or the Real Property.

          4.2 Of Buyer. Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

                   4.2.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted and to sublease the Real Property and to own the Assets. Buyer is duly qualified to do business as a foreign corporation and is in good standing in the State of California.

                   4.2.2 Authority. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Sublease, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Sublease by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Sublease and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Upon execution and delivery, the Sublease will be a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

                   4.2.3   Consents and Approvals.  Except as set forth on
Schedule 4.2.3 hereto and other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Authority or any third person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                   4.2.4 Litigation. Except as set forth in Schedule 4.2.4 hereto, there is no Action pending, or, to the best knowledge of Buyer, filed but not yet served upon Buyer, threatened or anticipated relating to or affecting (i) Buyer that would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement or the Sublease, (ii) the Assets or the Real Property, or (iii) the transactions contemplated hereunder.

                   4.2.5 Brokers. Neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                   4.2.6 Ability to Perform. Buyer is not aware of any fact, condition or circumstance that would be likely to impair its future ability to perform its obligations under this Agreement, the Sublease or any of the Assumed Contracts.

                   4.2.7 Material Misstatements or Omissions. No representation or warranty by Buyer hereunder contains or will contain any untrue statement of a material fact, or omits or will omit any material fact necessary to make the statements or facts contained therein not misleading.

         4.3       In General.

                   4.3.1 Survival. The representations and warranties contained in Sections 4.1 and 4.2 hereof shall survive until the fourth anniversary of the Closing Date.

                   4.3.2 Merger. No representation or warranty contained in Sections 4.1 or 4.2 hereof shall be deemed to have merged into the Sublease or any other conveyancing instrument, and no such instrument shall be deemed to supersede, eliminate or modify any of such representations or warranties.

                   4.3.3 Waiver. No investigation by Buyer, whether pursuant to Sections 5.2.1, 6.2.7 hereof or otherwise, and no receipt of information by Buyer or attributable to Buyer, shall constitute a waiver of, or otherwise affect, any representation or warranty of Seller hereunder.


                                   ARTICLE 5

                               CERTAIN COVENANTS

         5.1       Of Seller.

                   5.1.1 Inspection and Deliveries. Seller shall permit Buyer to conduct, in the manner and subject to the limitations set forth in
Section 5.2.1 hereto, inspections of the Assets and the Real Property and inspections of the Books and Records of Seller with respect to the Assets and the Real Property to the extent that such Books and Records are in the possession or under the control of Seller. In addition, Seller shall provide to Buyer (i) as soon as practicable and in any event within ten (10) days following the date of this Agreement, accurate and complete copies of all engineering, soils and geological, environmental and marketing reports and studies with respect to the Assets and the Real Property in its possession or under its control and (ii) such other financial, operating and other information pertaining to the Assets and the Real Property as Buyer may reasonably request, including the Contracts, the Master Lease Documents, the City of Riverside Documents and the Books and Records. Schedule 5.1.1 identifies certain information previously requested by Buyer that has not yet been delivered by Seller. Seller agrees to use its best efforts to provide such information to Buyer within the five (5) days following the date of this Agreement.

                   5.1.2 Maintenance of Real Property and Assets. Seller shall operate the Assets and the Real Property in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, Seller shall (i) maintain the Facilities and the Fixtures and Equipment in substantially their current state of repair, normal wear and tear excepted, (ii) maintain the Inventory that is to be acquired by Buyer hereunder in a manner consistent with Seller's past practices and normal course of business (other than Seller's normal replenishment practices), (iii) maintain insurance covering the Real Property and the Fixtures and Equipment of the same nature and at the same level as that in effect on the date hereof and
(iv) replace in accordance with past practice inoperable, worn-out or obsolete Fixtures and Equipment.

                   5.1.3   Leases and Contracts.

                           (1) Buyer acknowledges that Seller shall have the right to enter into additional Contracts in the ordinary course of business prior to the Closing Date which may be in effect following the Closing Date. In connection with any such proposed Contract, Seller shall (i) deliver a draft thereof to Buyer prior to entering into the same and (ii) obtain Buyer's prior written consent to such Contract prior to its execution by Seller, which consent shall not be unreasonably withheld or delayed. Buyer shall reimburse Seller, as billed, for all capital expenditures made by Seller pursuant to

         Contracts approved by Buyer under this Section 5.1.3 within five (5) days following the Closing Date.

                           (2) Subject to Section 5.2.2, Seller shall not modify, amend, cancel or extend the term of any Contract without the prior written consent of Buyer, which such consent shall not be unreasonably withheld or delayed.

                           (3) Seller shall use its best efforts to obtain any consents required in order for Buyer to assume the Assumed Contracts.

                           (4) Seller shall use its best efforts to obtain a non-disturbance agreement for the benefit of Buyer and any lenders to Buyer from the Master Landlord and the Indenture Trustee (as defined in the Master Lease).

                   5.1.4 Employees. Seller has notified Buyer of, and has made available true and correct copies of, all Employment Contracts and, in its reasonable discretion, Seller has further provided Buyer with certain additional information relating to Seller's employees used in the operation of Seller's business at the Facilities. Buyer shall use its best efforts to review such information and to consider whether such employees of Seller, if any, can be accommodated into the operations Buyer intends to conduct at the Facilities after the Closing Date; provided, however, Seller agrees and acknowledges that Seller shall be responsible for terminating the employment, or relocating, its employees and that Buyer shall have no obligation to retain and/or rehire any such employees. Seller shall assume complete responsibility for all notices required under, and all liabilities accruing to Seller or to Buyer under, the federal Worker Adjustment and Retaining Notification Act ("WARN Act") in connection with this transaction. Seller currently employs approximately 350 employees at the Premises.

                   5.1.5 Delivery of Possession. Effective as of the Closing Date and subject to the conditions set forth in this Section 5.1.5, Seller shall deliver possession of the Real Property to Buyer. As of the Closing Date, the Real Property shall be in a condition that is suitable for occupancy by Buyer and Seller shall have removed therefrom all of its rolling stock and any personal property, and shall have used its best efforts to remove any inventory, not included in the Assets being acquired by Buyer hereunder. Notwithstanding the foregoing, to the extent that Seller, after using its best efforts, is unable to remove all such inventory, Buyer shall allow Seller to store in the Facilities, and have reasonable access to the Real Property to remove, any inventory not to be acquired by Buyer hereunder. Buyer shall cooperate with Seller to provide assistance with the loading of such inventory on Seller's trucks at Buyer's direct labor cost therefor. All such inventory shall be removed within thirty (30) days following the Closing Date.

         5.2       Of Buyer.

                   5.2.1 Inspections. Buyer shall conduct or cause to be conducted the tests and inspections contemplated in Sections 5.1.1 and 6.2.7 hereof only (i) during regular business hours, (ii) upon reasonable advance notice to Seller, (iii) in a manner which will not unduly disturb or disrupt the activities of Seller or unduly interfere with the operation of, access to or egress from the Real Property and, (iv) if required by Seller, when accompanied by representatives of Seller. Upon completion of any test, Buyer shall promptly repair and restore any portion of the Real Property and the Assets damaged by such test to the condition existing immediately prior to the test; provided, however, that if repair or restoration is impracticable, Buyer shall be entitled to compensate Seller for such damage in lieu of repairing or restoring the same. If the transactions contemplated hereunder fail to occur, Buyer shall provide to Seller, at Seller's request, copies of any third-party engineering, environmental or soils or geologic reports or studies regarding the Real Property and the Assets made for Buyer prior to the Closing Date upon receipt of payment from Seller of one-half ( 1/2) of the out-of-pocket costs and expenses incurred by Buyer in obtaining such reports and studies.

                   5.2.2 Ross Swiss Contract Election. On or before November 25, 1995, Buyer shall deliver to Seller notice directing Seller to either terminate or continue the Ross Swiss Contract in effect. Seller shall thereafter either terminate or continue the Ross Swiss Contract pursuant to the terms of Buyer's aforementioned notice. In the event that Buyer (i) timely directs Seller to continue the Ross Swiss Contract or (ii) fails to give timely give such notice, then the Ross Swiss Contract shall be treated as an Assumed Contract for the purposes of Section 2.3 hereof and the operation of this Agreement and the Ross Swiss Contract shall be set forth on Schedule 4.1.14 as an Assumed Contract. In such event Buyer shall pay to Seller at Closing the cost of the milk crates obtained in connection with the Ross Swiss Contract.
In the event Buyer gives timely notice directing Seller to terminate the Ross Swiss Contract, then (i) the Ross Swiss Contract shall not be an Assumed Contract and, if Seller has in fact terminated such contract on or before December 1, 1995, the Ross Swiss Contract shall be treated as an Assumed Liability pursuant to Section 2.3.2; or (ii) if Seller has not terminated the Ross Swiss Contract, the Ross Swiss Contract shall not be an Assumed Contract and shall not be an Assumed Liability.

         5.3 Covenants of Buyer and Seller. Buyer and Seller each covenant with the other as follows:

                   5.3.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective best efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Assumed Contracts; provided, however that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (D) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (E) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (F) to fulfill all conditions to this Agreement. As soon as practicable but in no event later than ten (10) calendar days after the execution and delivery of this Agreement, Buyer and Seller shall make all filings required under the HSR Act. In addition, Seller and Buyer shall commence all actions required under this Section 5.3.1 by a date which is early enough to allow the transactions contemplated hereunder to be consummated by the Closing Date.

                   5.3.2   Confidentiality.

                           (1)      Subject to the requirements of law,
         including any Environmental Law, and except with respect to information in the public domain or lawfully acquired on a non-confidential basis from others, a party receiving information hereunder ("Receiving Party") shall keep confidential, and shall use its best efforts to cause its Representatives to keep confidential, all information concerning the Real Property or the Assets obtained from the party disclosing such information ("Disclosing Party"), including without limitation any information obtained pursuant to
         Section 6.2.7 hereof, until such time as such information is otherwise publicly available. The Receiving Party shall use its best efforts to limit such information to its employees and its other Representatives who agree to comply with the provisions of this subsection (1), who are participating in or overseeing the due diligence contemplated hereunder.

                           (2) If the Receiving Party is required to disclose information which is required to be kept confidential hereunder, the Receiving Party shall provide the Disclosing Party with prompt notice of such request so that Seller may seek an appropriate protective order. In the absence of a protective order, the Receiving Party shall be entitled to disclose such information but shall use its best efforts to (i) furnish only that portion of such information which is legally required to be furnished and (ii) obtain reasonable assurances that each recipient of such information shall treat the same as confidential.

                           (3) If this Agreement is terminated and if so requested by the Disclosing Party, the Receiving Party shall return to the Disclosing Party all documents and other material, including copies, extracts and summaries thereof, obtained from the Disclosing Party or any of its Representatives, whether obtained before or after the execution of this Agreement.

                   5.3.3 No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Seller and its Representatives shall not, and shall cause its shareholders or their Representatives (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Assets or the Real Property. Seller shall notify Buyer promptly (orally and in writing) if any such written offer, or any inquiry or contact with any person with respect thereto, is made and shall provide Buyer with a copy of such offer and shall keep Buyer informed of the status of any negotiations regarding such offer.

                   5.3.4 Notification of Adverse Events. From the date hereof through the Closing, Seller and Buyer shall each give the other prompt notice of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty made by the notifying party in this Agreement or in any annex or schedule hereto to be untrue or inaccurate in any material respect and (b) any material failure of such notifying party, or any of its affiliates or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such notifying party under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Buyer and Seller shall each promptly notify the other party of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect such notifying party, the Real Property or the Assets.

                   5.3.5 Annexes, Schedules. The parties understand and acknowledge that the annexes and schedules to be attached hereto may not be in satisfactory or final form as of the date of this Agreement. Seller and Buyer shall use their respective best efforts to produce such annexes and Seller shall use its best efforts to produce such schedules as soon as practicable after the date hereof but in no event later than 12:00 noon, Los Angeles time, on November 16, 1995. When such annexes and schedules have been completed and delivered, they shall be attached hereto and incorporated herein as of the date hereof.

                   5.3.6 Liquor Escrow. The parties shall comply with the Regulations of the State of California with respect to the liquor Inventory and all Assets related thereto, including the creation of any escrow and the disbursement or release of any funds or Assets held in such escrow. The parties shall cooperate in executing or delivering any documentation necessary to effect the foregoing and to determine the amount of the Purchase Price or the portion of the Assets allocable to such liquor Inventory.


                                   ARTICLE 6

                              CONDITIONS PRECEDENT

         6.1 To Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereunder are subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of each of the conditions set forth below.

                   6.1.1 Accuracy of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof.

                   6.1.2 Performance of Buyer's Covenants. Buyer shall have performed all covenants required to be performed by it hereunder on or prior to the Closing Date including having executed and delivered the Sublease and the other agreements contemplated by this Agreement to which Buyer is a party.

                   6.1.3 Consents. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to enter into the Sublease, transfer the Assets to Buyer, give to Buyer the benefits of the Assumed Contracts, or take any other action contemplated hereby or thereby shall have been obtained. Seller shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to such transactions. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

                   6.1.4   Absence of Litigation.

                           (1) No Action shall be pending or threatened against Seller and/or Buyer, or in which either party is a plaintiff, which questions or could reasonably be expected to question the validity or legality of, or seeks to enjoin the consummation of, the transactions contemplated hereunder, or which adversely affects the ability of Seller or Buyer to perform their respective obligations hereunder; and

                           (2) No Action by any Authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereunder and which could reasonably be expected to materially damage Seller if the transactions contemplated hereunder are consummated.

                   6.1.5 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Sublease and the transactions contemplated hereby and thereby, certified by Buyer's corporate secretary.

         6.2 To Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated hereunder are subject to the satisfaction or waiver by Buyer of each of the conditions set forth below on or prior to the Closing Date, except for the conditions set forth in Section 6.2.7 hereof which must be satisfied, if at all, within the Due Diligence Period.

                   6.2.1   Accuracy of Representations and Warranties.   All
representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof and except for any inaccuracies that, individually or in the aggregate, would not have a material impact on the value of the Assets, the Real Property or the Sublease, or the ability of Buyer to operate the Assets or Facilities for the purposes for which they are intended.

                   6.2.2 Performance of Seller's Covenants. Seller shall have performed all covenants required to be performed by it hereunder at or prior to the Closing Date, including having executed and delivered the Sublease and the other agreements contemplated by this Agreement to which Seller is a party.

                   6.2.3 Consents. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Buyer to enter into the Sublease, purchase the Assets from Seller, obtain the benefits of the Assumed Contracts (including without limitation the City of Riverside Documents and that certain License Agreement for DSC Distribution Systems Software dated as of June 29, 1990 by and between Seller and Dallas Systems Corporation, including all exhibits thereto pertaining to the Premises or to Seller in its corporate capacity), or take any other action contemplated hereby or thereby shall have been obtained, or with respect to any Assumed Contracts for which such consents, approvals or waivers are not obtained, Seller shall provide to Buyer the economic benefits of such Assumed Contracts. Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to such transactions. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired. Buyer acknowledges that the City of Riverside is only obligated to use its best efforts with respect to any funding obligations that it may have pursuant to the City of Riverside Documents.

                   6.2.4   Absence of Litigation.

                           (1) No Action shall be pending or threatened against Seller and/or Buyer, or in which either party is a plaintiff, which (i) questions or could reasonably be expected to question the validity or legality of, or seeks to enjoin the consummation of, the transactions contemplated hereunder, or which adversely affects the ability of Seller or Buyer to perform their respective obligations hereunder, or (ii) affects or could reasonably be expected to affect the Assets or the Real Property or any portion thereof; and

                           (2) No Action by any Authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereunder or which could reasonably be expected to adversely affect the right or ability of Buyer to own, operate or transfer any material portion of the Assets or the Real Property after the Closing if the transactions contemplated hereunder are consummated.

                   6.2.5 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement, the Sublease and the transactions contemplated hereby and thereby, certified by Seller's corporate secretary.

                   6.2.6 UCC Filings. Buyer shall have received from the Secretary of State of the State of California a UCC search no earlier than fifteen (15) days prior to the Closing Date showing any and all filings against Seller as debtor or lessor, and Seller shall have made arrangements satisfactory to Buyer to remove and release from the public records all such filings with respect to the Real Property and the Assets, or any portion thereof, the continued existence of which is not contemplated by this Agreement or the Sublease, effective as of the Closing Date.

                   6.2.7   Due Diligence.

                           (1) Buyer and its Representatives shall have satisfied themselves that (i) any costs or other obligations attributable to the Master Lease Documents that are to be assumed by Buyer pursuant to the Sublease, in addition to the base rent and other customary "triple net" expenses to be paid under the Sublease (including any Tax indemnity obligation), would not be likely to exceed $100,000 in any year or materially adversely affect Buyer; and
         (ii) the exceptions to the Title Policy would not materially impair Buyer's use of the Real Property. In that context, Buyer shall have the right, at its sole cost and expense, to conduct an inspection to
         (a) complete its review of the Master Lease Documents and (b) complete its review of the exceptions to the Title Policy. Seller shall make available to Buyer true, correct and complete copies of all the foregoing materials in connection with such inspection.

                           (2) Buyer shall have satisfied itself that the Real Property is free from Hazardous Substances that would constitute a material violation of any Environmental Law, and that the Facilities and the Fixtures and Equipment are in good operating condition and repair and are free from all material defects. In that context, Buyer shall have the right, at its sole cost and expense, to retain a consultant to conduct an inspection of the Real Property to the extent necessary to update the Phase I Report.

                           (3) If Buyer shall have notified Seller on or prior to the expiration of the Due Diligence Period that the contingencies set forth in subsections (1) and (2) above have not been satisfied or waived, this Agreement shall automatically terminate as of the earlier of the date of receipt of such notice or the expiration of the Due Diligence Period.

                   6.2.8 Title Insurance Commitment. Buyer shall have received a commitment for an ALTA policy or policies of title insurance with respect to the leasehold estate created by the Sublease with such endorsements thereto as Buyer shall reasonably require, pursuant to which the Title Company agrees to insure, at its regular rates, Buyer's leasehold estate in and to the Real Property subject only to the exceptions set forth in the Title Policy and other exceptions relating to the Master Lease Documents, the Sale/Leaseback transaction documents referred to in Recital C of the Sublease, and other Encumbrances which do not, individually or in the aggregate, (x) materially breach any covenant, representation or warranty of Seller contained herein, (y) materially adversely affect the value of the Real Property or any lawful use of the Real Property or (z) render title to the Real Property unmarketable.

                   6.2.9 Estoppel Certificate. Seller shall deliver or cause to be delivered to Buyer an estoppel certificate from the Master Landlord in a form reasonably satisfactory to Buyer.

                                   ARTICLE 7

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT

         7.1 Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to the Real Property or the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any portion of the Real Property or the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Real Property or Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten
(10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Real Property or Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to prompt reimbursement for any uninsured portion of such loss, and the full Purchase Price shall be paid for such Assets, (b), in the case of the Assets only, excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties, or (c) terminating this Agreement in accordance with
Section 10.1. If Buyer accepts such Real Property or Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

         7.2 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract (including without limitation the City of Riverside Documents), Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Assumed Contract, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this
Section 7.2 shall affect Buyer's right to terminate this Agreement under
Section 10.1 in the event that any consent or approval to the transfer of any Asset is not obtained.

                                   ARTICLE 8

                          ACTIONS BY SELLER AND BUYER
                               AFTER THE CLOSING

         8.1       Books and Records; Tax Matters.

                   8.1.1 Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

                   8.1.2 Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and
(iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

         8.2 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Real Property or the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that any damages or costs arising out of or resulting from the failure of Seller or Buyer to comply with any such laws will be Excluded Liabilities for purposes of this Agreement.

         8.3 Reimbursement Payments. On or before the Closing Date, Buyer and Seller shall enter into a service and supply agreement (the "Service and Supply Agreement") on such terms as they shall mutually agree, pursuant to which Seller shall pay to Buyer semi-annually in arrears commencing 180 days after the Closing Date an amount not to exceed $4 million in any calendar year or $20 million in the aggregate, subject to Section 11.1 hereof.

                                   ARTICLE 9

                                INDEMNIFICATION

         9.1 Post-Closing Indemnity by Seller. Seller shall indemnify and hold Buyer harmless from and against any and all Damages incurred by Buyer and arising from (i) any and all claims arising as a result of the noncompliance by Seller with the bulk transfer provisions of the Uniform Commercial Code, (ii) the inaccuracy of any representation or warranty of Seller, or the breach by Seller of any covenant, contained herein, and (iii) any Excluded Liabilities.

         9.2 Post-Closing Indemnity by Buyer. Buyer shall indemnify and hold Seller harmless from and against any and all Damages incurred by Seller and arising from (i) the inaccuracy of any representation or warranty of Buyer, or the breach by Buyer of any covenant, contained herein, or (ii) any Assumed Liability.

         9.3 Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.


                                   ARTICLE 10

                                  TERMINATION

         10.1 Termination. This Agreement may be terminated at any time prior to Closing:

                   10.1.1  By mutual written consent of Buyer and Seller;

                   10.1.2 By Buyer or Seller if the Closing shall not have occurred on or before March 31, 1996; provided, however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (4) of this Section 10.1, and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (3) of this Section 10.1;

                   10.1.3 By Buyer if there is a material breach of any representation or warranty set forth in Section 4.1 hereof or any covenant or agreement to be complied with or performed by Parent or Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.2 to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.2 to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure;

                   10.1.4 By Seller if there is a material breach of any representation or warranty set forth in Section 4.2 hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.1 to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.1 to be satisfied on or prior to the Closing Date; provided, however, that, Seller may not terminate this Agreement prior to the Closing Date if Buyer has not has an adequate opportunity to cure such failure;

                   10.1.5 By (i) Buyer if Buyer has not received from Seller all schedules contemplated by this Agreement in accordance with Section 5.3.5 hereto prior to 12:00 noon, Los Angeles time, on November 16, 1995 in form and substance reasonably satisfactory to Buyer, or (ii) by Buyer or Seller if Buyer has not accepted such schedules after prior consultation with Seller concerning the content of such schedules prior to the expiration of the Diligence Period.

                   10.1.6 By Buyer in accordance with the provisions of Sections 6.2.7 or 7.1.

         10.2 In the Event of Termination. In the event of termination of this Agreement:

                   10.2.1 Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                   10.2.2 The provisions of Section 5.3.2 shall continue in full force and effect; and

                   10.2.3 No party hereto shall have any Liability to any other party to this Agreement, except as stated in this Section 10.2, except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.


                                   ARTICLE 11

                                 MISCELLANEOUS

         11.1 Right of Offset. In the event that either party defaults with respect to any payment obligations pursuant to this Agreement, the Sublease or the Service and Supply Agreement, then, in addition to any other remedies that may be available pursuant to this Agreement or the Sublease, the other party may offset from amounts otherwise to be paid to the defaulting party hereunder or under the Sublease the amount of such delinquent payment that has not been received.

         11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

         11.3 Notices. All notices, consents, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if personally delivered or if sent by certified or registered mail, return receipt requested and (ii) the day after being sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) or if sent by telecopy; provided, however, that any notice sent by telecopy shall be accompanied by a copy thereof sent by regular United States mail. In each case, such notice, etc. shall be addressed:

                   If to Seller, to:

                           Smith's Food & Drug Centers, Inc.
                           1550 South Redwood Road
                           Salt Lake City, Utah  84104
                           Attention: General Counsel
                           FAX: (801) 974 - 1494.

                   If to Buyer, to:

                           Ralphs Grocery Company
                           1100 West Artesia Blvd.
                           Compton, California  90220
                           Attention: General Counsel
                           FAX: (310) 884 - 2610.

                   If prior to the Closing Date, with a copy to:

                           Latham & Watkins
                           633 West Fifth Street, 4000
                           Los Angeles, CA  90071
                           Attention:  Thomas C. Sadler
                           FAX: (213) 891-8763

or to such other address and with such other copies as either party may designate as to itself by written notice to the other.

         11.4 Entire Agreement, Amendments. This Agreement, together with all annexes and schedules hereto, constitutes the entire agreement among the parties pertaining to the Real Property and the Assets and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be charged thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.5 Counterparts. This Agreement may be executed by original signature or by facsimile transmission and in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         11.6 Choice of Law. This Agreement shall be construed and interpreted and the rights of the parties shall be determined in accordance with the laws of the State of California, without regard to the conflict laws of any state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, as to which the law of the jurisdiction under which the respective entity derives its powers shall govern.

         11.7 Attorneys' Fees. If any Action is brought by either party against the other party, the prevailing party shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such Action, including printing, photostating, duplicating and other expenses, air freight charges and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.

         11.8 Invalidity. If any one or more of the provisions of this Agreement or any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.9 Construction. The headings hereof are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular includes the plural and the masculine includes the feminine. "Including" shall mean including without limitation. "To the best knowledge of" or similar phrases refers to the knowledge of executive officers or directors of such party after inquiry of responsible persons.

         11.10 No Third-Party Beneficiaries. The parties do not intend to confer any benefit under this Agreement on any person, firm or corporation other than the parties to this Agreement or their successors or assigns.

         11.11 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision of this Agreement and that failure to timely perform any of the terms, conditions, obligations or provisions of this Agreement by either party shall constitute a material breach of and a noncurable, but waivable, default under this Agreement by the party so failing to perform.



                           (Signature page follows.)

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


                               RALPHS GROCERY COMPANY,
                               a Delaware corporation


                               By: /s/ Bryron E. Allumbaugh
                                   ---------------------------------
                                   Name: Byron E. Allumbaugh
                                   Title: Chief Executive Officer



                               SMITH'S FOOD & DRUG CENTERS, INC.,
                               a Delaware corporation


                               By: /s/ Jeff Smith
                                   -------------------------------------------
                                   Name: Jeff Smith
                                   Title: Chairman and Chief Executive Officer

                                    ANNEX A

                                FORM OF SUBLEASE

                                    ANNEX B

                         LIST OF FIXTURES AND EQUIPMENT


Owned Equipment

         [To come.]



Specified Equipment

         [To come.]



Leased Equipment

         [To come.]



Fixtures and Equipment not to be acquired

         [To come.]

                                    ANNEX C

                               LIST OF INVENTORY


Inventory to be Acquired:

         See attached schedule. [Inventory designated as grocery, frozen foods and club items will be purchased at Seller's book cost less 7%]

Inventory not to be Acquired:

         Notwithstanding the foregoing attachment, Buyer shall not acquire any Seller's "private label" items or "private label" supplies or any other items or supplies of a size or type not sold or used in the ordinary course of Buyer's business. Buyer will provide Seller upon request with periodic updates of the information concerning the inventory items Buyer will be able to acquire.

                                    ANNEX D

                         ASSIGNMENT OF CONTRACT RIGHTS


                   For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Smith's Food & Drug Centers, Inc., a Delaware corporation, ("Seller"), hereby grants, bargains, transfers, sells, assigns, conveys and delivers to Ralphs Grocery Company, a Delaware corporation ("Buyer"), all right, title and interest in and to the agreements listed on Schedule A attached hereto and made a part hereof together with all amendments and clarifications attached thereto (the "Schedule A Contracts").

                   Seller for itself, its successors and assigns hereby covenants and agrees that, subject to the terms of the Distribution Center Transfer Agreement dated as of November 1, 1995 by and between Seller and Buyer (the "Agreement") (capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement), Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns all right, title and interest in and to the Schedule A Contracts and made a part hereof together with all amendments and clarifications attached thereto.

                   Executed at _______________ this ___ day of January, 1996.


                                        SMITH'S FOOD & DRUG CENTERS, INC.

                                        By: _________________________________
                                        Name:
                                        Title:

                                    ANNEX E

                                  BILL OF SALE


                   For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Smith's Food & Drug Centers, Inc., a Delaware corporation ("Seller"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Ralphs Grocery Company, a Delaware corporation ("Buyer"), all right, title and interest in and to the Assets (other than Fixtures and Equipment that is subject to an Excluded Contract) as such terms are defined in the Distribution Center Transfer Agreement dated as of November 1, 1995 by and between Seller and Buyer (the "Agreement"). Buyer hereby acknowledges that Seller is making no representation or warranty with respect any item being conveyed hereby except as specifically set forth in the Agreement. Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, transferred and delivered by this Bill of Sale.

                   Executed at _______________ this ___ day of January, 1996.

                                          SMITH'S FOOD & DRUG CENTERS, INC.

                                          By: ________________________________
                                          Name:
                                          Title:


STATE OF CALIFORNIA                 )
                                    )  ss.
COUNTY OF [RIVERSIDE]               )

On _______________________, before me, ___________________, personally appeared
____________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.


_________________________________                            [SEAL]
  Notary Public in and for said
  County and State

                                    ANNEX F

                              ASSUMPTION DOCUMENT


                   Pursuant to that certain Distribution Center Transfer Agreement dated as of November 1, 1995 by and between Smith's Food & Drug Centers, Inc., a Delaware corporation ("Seller"), and Ralphs Grocery Company, a Delaware corporation ("Buyer") (the "Agreement"), for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer hereby does assume the Assumed Liabilities as such term is defined in the Agreement by and subject to the terms and conditions of the Agreement; provided, however, that Buyer shall assume such liabilities and obligations only to the extent such liabilities and obligations arise after the Closing Date (as defined in the Agreement). Except as expressly assumed herein, Buyer does not assume and shall not in any manner be responsible for any liability (including without limitation any contingent liability), obligation, lien or encumbrance of Seller. Buyer for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Seller, Buyer will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances in order to assume such Assumed Liabilities.

                   Executed at _______________ this ___ day of January, 1996.


                                          RALPHS GROCERY COMPANY

                                          By: ________________________________
                                          Name:
                                          Title:

                                 SCHEDULE 4.1.3

                CONSENTS, APPROVALS AND AUTHORIZATIONS REQUIRED
                      FOR SELLER TO CONSUMMATE TRANSACTION

                                SCHEDULE 4.1.13

                    NON-COMPLIANCE WITH ENVIRONMENTAL LAWS;
                        PRESENCE OF HAZARDOUS SUBSTANCES

                                SCHEDULE 4.1.14

                        CONTRACTS AND EXCLUDED CONTRACTS


Contracts to become Assumed Contracts

         [To come.]


Excluded Contracts

         [To come.]

                                SCHEDULE 4.1.15

                          LITIGATION AFFECTING SELLER

                                 SCHEDULE 4.2.3

                      CONSENTS AND APPROVALS REQUIRED FOR
                        BUYER TO CONSUMMATE TRANSACTION


[None.]

                                 SCHEDULE 4.2.4

                           LITIGATION AFFECTING BUYER


[None.]

                                 SCHEDULE 5.1.1

             INFORMATION AND MATERIAL PREVIOUSLY REQUESTED BY BUYER


Accurate and complete copies of:

         1.        The Phase I Report;

         2. All permits relating to the underground storage tanks on the Premises;

         3. All wastewater permits relating to the operation of the Assets and the Real Property; and

         4. All environmental assessment reports or reviews by the County of Riverside.

                              DISTRIBUTION CENTER
                               TRANSFER AGREEMENT


                                 by and between


                       SMITH'S FOOD & DRUG CENTERS, INC.

                                  as "Seller"

                                      and

                             RALPHS GROCERY COMPANY

                                   as "Buyer"

                            Dated: November 1, 1995

                             ANNEXES AND SCHEDULES


        Annex
        -----
         A                 Form of Sublease

         B                 List of Fixtures and Equipment

         C                 List of Inventory

         D                 Form of Assignment of Contract Rights

         E                 Form of Bill of Sale

         F                 Form of Assumption Document

       Schedule
       --------
         4.1.3             Consents and Approvals Required for Seller to Consummate Transaction

         4.1.13            Non-Compliance with Environmental Laws; Presence of Hazardous Substances.

         4.1.14            Assumed Contracts and Excluded Contracts

         4.1.15            Litigation Affecting Seller

         4.2.3             Consents and Approvals Required for Buyer to Consummate Transaction

         4.2.4             Litigation Affecting Buyer

         5.1.1             Information Previously Requested by Buyer

                               SUBLEASE AGREEMENT

                 This Sublease Agreement (the "Sublease") is made this _____ day of January, 1996, between SMITH'S FOOD & DRUG CENTERS, INC., a Delaware corporation, hereinafter referred to as "Sublessor" or "Smith's" and RALPHS GROCERY COMPANY, a Delaware corporation hereinafter referred to as "Sublessee."

                            DESCRIPTION OF PREMISES
                           AND UNDERLYING INSTRUMENTS

         A. Reference is made to (i) that certain Lease dated as of the 21st of December, 1993, between State Street Bank and Trust Company of California, N.A., a national banking association, as Lessor (the "Master Landlord") and Smith's, as Lessee, as amended by that certain Amendment No. 1 to Lease Agreement dated as of the 1st of April, 1994 (collectively the "Master Lease") and (ii) that certain Distribution Center Transfer Agreement dated as of November 1, 1995 between Smith's and Sublessee pursuant to which Smith's agreed to sublease the Leased Property under the Master Lease and sell certain assets to Sublessee (the "Purchase Agreement").

         B. Sublessor and Sublessee desire to enter into this Sublease for the Leased Property as defined in the Master Lease, which such Property is located at 1500 Eastridge Avenue, Riverside, California (the "Premises"). The Premises contain approximately 911,898 square feet of warehouse space, 115,676 square feet of dairy manufacturing plant and related space, 19,505 square feet in a vehicle maintenance facility, and attendant parking areas, truck maneuvering areas and accessways. The Premises are described on Exhibit "A" attached to the Master Lease (Exhibit A-2).

         C. As used herein, the phrase "Master Lease" also includes all documents and instruments comprising the Sale/Leaseback transaction between Smith's, Master Landlord and various other third parties which are identified on Exhibit A-5 hereto. True, correct and complete copies of many, but not all, of the documents and instruments comprising the Master Lease are attached hereto as Exhibit "A" and made a part hereof. Sublessor has delivered true, correct and complete copies of the other documents and instruments comprising the Master Lease and Sublessee acknowledges receipt of such copies. It is understood and agreed that the documents and instruments identified on Exhibit A-5 are only made a part of the Master Lease to the extent the provisions therein relate to the Premises.

         D. Capitalized terms used in this Sublease which are not otherwise defined herein shall have the meanings set forth in the Master Lease and in the instrument entitled "Appendix A" which is attached hereto as Exhibit "A-3."





                                    Annex A

                              A G R E E M E N T S

1.       SUBLETTING OF PREMISES.

         1.1 Sublessor hereby leases to Sublessee and Sublessee hereby rents from Sublessor the Premises, together with all rights, privileges, easements and licenses appertaining thereto which are granted to Sublessor under the Master Lease.

         1.2 The Initial Term of this Sublease shall be for approximately 23 years and shall commence as of the date hereof ("Commencement Date") and shall expire on December 30, 2018. Sublessee shall have possession of the Premises on the Commencement Date.

         1.3 A. Provided Sublessee is not in default hereunder, Sublessee shall have the right, at its option, to require Sublessor to exercise any or all of the options for the Fixed-Rate Renewal Terms or the Fair Market Renewal Term set forth in the Master Lease; provided, however, that Sublessee acknowledges that (i) Sublessor cannot exercise the option for the Fair Market Renewal Term unless and until it has exercised its option with respect to at least the first Fixed-Rate Renewal Term and (ii) Sublessor cannot exercise the option for any subsequent Fixed-Rate Renewal Term once it has exercised the option for the Fair Market Renewal Term; and, provided further, that Sublessee cannot direct Sublessor to exercise the option for any subsequent Fixed-Rate Renewal Term unless Sublessor has, at the direction of Sublessee, exercised its option for the preceding Fixed-Rate Renewal Term.

                 B. In order to require Sublessor to exercise its option for the first Fixed-Rate Renewal Term, Sublessee must give notice to Sublessor at least thirty (30) months prior to the expiration of the Initial Term. In order to require Sublessor to exercise any subsequent option, Sublessee must give notice to Sublessor at least one (1) year, and no more than five (5) years, prior to the expiration of the preceding Fixed Rate Renewal Term. Any such notice shall also constitute the election by Sublessee to sublease the Premises for the same term as the option so noticed in which event the terms and provisions of this Sublease shall remain in effect throughout each option term except that the basic rent payable hereunder shall be the Fixed-Rate Renewal Basic Rent or the Fair Market Rental Value of the Leased Property, as the case may be.

                 C. If Sublessee has directed Sublessor to exercise the option for the Fair Market Renewal Term under the Master Lease, Sublessee shall also include in its notice to Sublessor the length of the term of such option and undertake, at no cost or expense to Sublessor, all of the obligations of Sublessor pursuant to the Master Lease with respect to the determination of the Fair Market Rental Value of the Leased Property thereunder.





                                    2 of 13

2.       RENT.

         2.1     Basic Rent.

                 A. During the term of this Sublease, Sublessee shall pay to Sublessor as basic rent for the Premises $8,813,856 per annum, payable in advance in monthly installments of $734,488.

                 B. The first payment of basic monthly rent shall be made on the Commencement Date and reflect a full or prorated portion of rent for the calendar month in which the Commencement Date occurs. Thereafter, basic monthly rent shall be paid on or before the first day of each calendar month.

                 C. Payments of monthly basic rent shall be paid on or before the due date thereof at the following address:

                                  Smith's Food & Drug Centers, Inc.
                                  1550 South Redwood Road
                                  Salt Lake City, Utah 84104
                                  Attention:  Banking Manager

                 D. The acceptance by Sublessor of any partial payment due hereunder shall not, absent an express written agreement to the contrary, constitute a waiver of Sublessor's right to full payment and no endorsement or special limitation on any instrument accompanying or constituting any such partial payment shall constitute any such waiver or an accord and satisfaction with respect to the amount owing.

         2.2 Additional Rent. In addition to the foregoing basic rent for each year, Sublessee shall pay to Sublessor or its designee, or to the person or entity entitled thereto, as additional rentals, all monetary obligations of Sublessor under the Master Lease except the sums described in Section 3 (Rent; Adjustments to Rent) described in the Master Lease (Exhibits A-1 and A-2). Without limiting the generality of the foregoing:

                 A. Sublessee shall timely pay to the third party entitled thereto, or reimburse Sublessor if it has previously paid the same pursuant to this Sublease or the Master Lease, all costs of required insurance for the Premises [Section 10 of the Master Lease (Exhibits A-1 and A-2)]; all property taxes and assessments applicable to the Premises; any taxes, or increased basic rent under the Master Lease pursuant to Section 7.2 (General Tax Indemnity) of the Participation Agreement, which Section is attached hereto as Exhibit A-4, or pursuant to the Tax Indemnification Agreement referenced in Exhibit A-5; costs, exclusive of principal and interest, payable by Sublessor attributable to the financing of the Premises through the Sale/Leaseback transaction described in Paragraph C of the first page hereof, including, without limitation, the fees payable to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Remainderman Trustee; [NOTE: unless, pursuant to the provisions of the Purchase Agreement, one or more utility agreements are not





                                    3 of 13
         transferred in which event this Sublease shall provide for Smith's to pay, and Ralphs to reimburse, the utility(ies) {or} all utilities used at, or charged to, the Premises]; and the cost of all repairs and maintenance related to the Premises [Section 8(a) and (b) of the Master Lease (Exhibit A-1)]; in each instance, attributable to the period commencing with and following the Commencement Date; and

                 B. To the extent not inconsistent with the foregoing provision, and subject to (i) the indemnity and other provisions of the Purchase Agreement pursuant to which Sublessee may be entitled to recover against Sublessor on account of a breach of a covenant or representation or warranty contained therein and (ii) Section 6 hereof, Section 4 (Net Lease) of the Master Lease (Exhibit A-2) is incorporated herein as though Sublessee were the Lessee thereunder, and Sublessee specifically acknowledges that (y) it shall timely pay basic rent and additional rent without defense or offset whatsoever and (z) this Sublease is non-terminable.

3.       ASSIGNMENT AND SUBLETTING.

                 Sublessee shall not assign, hypothecate or otherwise transfer any interest in the Premises or this Sublease, by operation of law or otherwise, or lease or otherwise transfer or hypothecate all or any part of the Premises or allow any part of the Premises to be used by anyone other than Sublessee, without the prior written consent of Sublessor, which such consent shall not be unreasonably withheld or delayed; provided, however, that Sublessee may, without such consent:

                          (i) assign this Sublease or sub-sublease the Premises to any entity controlled by, controlling or under common control with Sublessee, or to any successor to Sublessee by way of merger, consolidation or sale of all or substantially all of the assets of Sublessee, provided any such assignee assumes for the benefit of Sublessor all of the obligations of Sublessee hereunder; and

                          (ii) mortgage or assign this Sublease to an institutional lender to Sublessee in which event Sublessor shall, at the request and sole cost and expense of Sublessee, enter into a non-disturbance agreement with such lender providing for (x) notice and an opportunity to cure; (x) an opportunity for such lender to succeed to the rights of Sublessee hereunder until such time as such lender can assign this Sublease to a third party, subject to the prior written consent of Sublessor, which such consent shall not be unreasonably withheld or delayed; (y) the right to remove from the Premises within thirty (30) days following any termination of the Sublease any of Sublessee's personal property contained therein; and
         (z) such other provisions as such lender shall reasonably request.

No assignment or sublease pursuant to clause (i) above, and no consent by Sublessor to any assignment or subletting by Sublessee, shall relieve Sublessee of any obligation to be performed by Sublessee under this Sublease, whether accruing before or after such consent, assignment or subletting. The consent by Sublessor to any assignment or subletting shall not





                                    4 of 13
relieve Sublessee or any successor, assignee or subtenant of Sublessee, from the obligation to obtain Sublessor's consent to any subsequent assignment or subletting.


4.       PAYMENTS TO MASTER LANDLORD.

                 Sublessor shall make all of the payments required to be made under Section 3 of the Master Lease on a timely basis and otherwise perform any of the obligations thereunder that Sublessee is not obligated to perform directly hereunder or that are personal to Smith's. In the event that Sublessor fails to make such payments or perform such obligations, Sublessee may itself make such payments or perform such obligation due to the Master Landlord under the Master Lease, and credit the amount so paid to amounts due from Sublessee under this Sublease.


5.       WAIVER AND INDEMNITY.

         5.1 Sublessee agrees and this Sublease is made upon the condition that Sublessor on and after the Commencement Date shall not be liable, responsible, or in any way accountable to Sublessee, Sublessee's agents, employees, or invitees, or to any person whomsoever, for:

                 A. Loss or destruction of or damage to any merchandise, fixtures, equipment, or other property located on or about the Premises or on or about any of the facilities which Sublessee may use in conjunction with this Sublease; or

                 B. Injury to or death of any person or persons who may at any time be using, occupying or visiting the Premises or said facilities; or

                 C. Loss of business or profits, regardless of the nature or cause of such loss, destruction, damage, injury, or death, including without limitation, any patent or latent defects in the Premises or facilities;

provided, however, that notwithstanding the foregoing, Sublessor shall be liable and responsible for those claims or causes of action of the type described above which arose prior to the Commencement Date.

         5.2     Except, in each instance, as set forth in the Purchase
Agreement:

                 A. Sublessee acknowledges that it is subletting the Premises from Sublessor in their "as is" condition, with all defects, patent or latent, known or unknown and subject to the existing state of title;

                 B. In the event of any defect or deficiency of any nature in the Premises or any fixture or other item constituting a portion thereof, whether patent or latent, Sublessor shall have no responsibility or liability with respect thereto; and





                                    5 of 13

                 C. SUBLESSOR HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED (OTHER THAN AS EXPRESSLY SET FORTH HEREIN OR AS SET FORTH IN PARAGRAPH 6 BELOW), INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF HABITABILITY WITH RESPECT TO THE PREMISES OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANOTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

         5.3 Nothing in this Section 5 shall be construed to constitute a waiver of or operate as an estoppel of the Sublessor's or the Sublessee's right to enforce any claim or right either of them may have against any third party in connection with the acquisition, design, structure, erection, assembly, installation, inspection, testing, start-up, operation and maintenance of the Premises or any part thereof, or as the quality or the material, equipment or workmanship in or of the Premises or any part thereof, nor shall anything in this Section 5 operate to create any rights in any third party. In that context, the provisions of Section 6(c) of the Master Lease are incorporated herein by this reference as though Sublessee were the Lessee thereunder and Sublessor were the Lessor thereunder; subject, however, to the Master Landlord making available to Sublessor the warranties and other rights described therein.

         5.4 Sublessee shall indemnify, defend and hold Sublessor harmless from and against any and all claims, demands, liability, loss, cost or expense of every kind whatsoever (including reasonable attorneys' fees), arising out of or in any way connected with (i) Sublessee's use or occupancy of the Premises or facilities; (ii) the physical condition thereof, including any latent or patent defects; (iii) the business conducted thereon during the term of this Sublease; and (iv) the obligations of Sublessor under the Master Lease assumed by Sublessee hereunder; excluding, however, such claims, demands, liability, loss, cost or expense as (i) may be recoverable by Sublessee pursuant to the Purchase Agreement, (ii) are attributable to the breach by Sublessor of its obligations hereunder or (iii) may result from any act or omission of Sublessor (other than with respect to an obligation expressly assumed by Sublessee herein). Upon the assertion of any claim or demand covered by the foregoing indemnity, Sublessee shall undertake the defense thereof and discharge any judgment, order or compromise settlement rendered against or suffered by Sublessor and shall pay all costs, interest and attorneys' fees connected therewith.

         5.5 Nothing contained in this Section 5 shall preclude or limit a claim by Sublessee against Master Landlord which is not otherwise barred by the Master Lease; provided, however, that if Sublessee asserts any such claim, and Sublessor shall cooperate with Sublessee in enabling Sublessee to assert any such claim, Sublessee shall indemnify Sublessor to the extent and pursuant to the provisions of Paragraph 5.4 above against any cross-claims asserted by the Master Landlord thereunder which would not have been assertable by the Master Landlord had Sublessee not brought such claim.





                                    6 of 13

6.       COVENANT OF QUIET ENJOYMENT.

                 Sublessor warrants, covenants and agrees that, unless an Event of Default shall have occurred and be continuing, Sublessee's peaceable possession, use and enjoyment of the Premises in accordance with this Sublease shall not be interfered with, interrupted or disturbed by Sublessor or any other Person claiming by or through Sublessor or acting at the direction of Sublessor.


7.       INSURANCE.

                 Sublessee understands that it is obligated to provide the insurance coverage described in Section 10 and other related Sections of the Master Lease (Exhibits A-1 and A-2). Copies of certificates of insurance and certificates of the Responsible Officer of Sublessee which are required pursuant to said Section 10 shall be provided to the Master Landlord and Sublessor within the time frames set forth in said Section 10. Should Sublessee elect to self-insure some portion of its insurance obligation, it shall provide the Master Landlord and Sublessor with evidence of its net worth as required by Section 10(c) of the Master Lease


8.       EVENT OF LOSS.

                 In the event of a Casualty or Condemnation, Sublessee shall have the rights and obligations of the Lessee under Section 9 and related Sections of the Master Lease (Exhibits A-1 and A-2). In either such event Sublessee shall be responsible to repair and restore the Premises or pay the Casualty Value thereof as required by the Master Lease, in either instance receiving the benefit of any Casualty or Condemnation proceeds to the extent provided in the Master Lease without Sublessor claiming an interest in such proceeds.


9.       OFF-SITE IMPROVEMENTS.

                 Sublessee acknowledges that Smith's is a party to that certain Owner Participation Agreement dated March 23, 1993 with the Redevelopment Agency of the City of Riverside, is a party to that certain Funding and Acquisition Agreement dated April 27, 1993 with the City of Riverside and is a party to various other related agreements, all of which concern the construction and financing of certain off-site improvements associated with the Premises (collectively, the "Off-Site Agreements"). The costs incurred to date by Sublessor under the Off-Site Agreements have been included in the Sale/Leaseback transaction described in Paragraph C on the first page hereof or are included in the Purchase Price set forth in Section 2.6 of the Purchase Agreement. Sublessee shall be responsible for all of the obligations to be performed by Sublessor under the Off-Site Agreements from and after the Commencement Date, including, without limitation, promptly paying to third parties or, if such Agreements are not assigned to Sublessor pursuant to the Purchase Agreement, reimbursing Sublessor, as the case may be, for any and all additional sums required to be





                                    7 of 13
paid by Sublessor or Sublessee under the Off-Site Agreements. Sublessee shall be entitled to all of the benefits of the Offsite Agreements from and after the Commencement Date, including, without limitation, the right to retain those sums reimbursed by the City of Riverside or the Riverside Redevelopment Agency or others on account of all payments made by Sublessor or Sublessee under the Off-Site Agreements. Sublessee recognizes that Sublessee will incur an increase in the taxes and assessments levied against the Premises as a result of such reimbursement. Sublessee further acknowledges that Sublessor has posted certain letters of credit to guarantee the performance of certain off-site construction. Sublessee agrees to immediately reimburse Sublessor for
(i) the reasonable costs of obtaining and maintaining such letters of credit, including all such costs incurred by Sublessor prior to the Commencement Date to the extent such costs are not included in the Sale/Leaseback transaction described in Paragraph C on the first page hereof or in the Purchase Price set forth in Section 2.6 of the Purchase Agreement; and (ii) any sums paid out under said letters of credit subsequent to the Commencement Date as a result of the breach by Sublessee of its obligations set forth in this Section 9. Sublessee may elect to substitute its own letters of credit for those posted by Sublessor provided the City of Riverside and the Riverside Redevelopment Agency will accept such substitution.


10.  NOTICES.

         A. Any notice or demand from or by either party hereto to the other party shall be in writing and signed by or on behalf of the party giving notice or making the demand. It shall be served by fax and by registered or certified mail or by air courier service. Service shall be conclusively deemed made upon proof of receipt through an air courier service or upon seventy-two
(72) hours after the deposit of the notice or demand in the United States Mail, postage prepaid, with return receipt requested, addressed to the party to whom such notice or demand is to be given. The addresses of the parties on the date of this Sublease are as follows:

         Sublessor Address:               Smith's Food & Drug Centers, Inc.
                                          1550 South Redwood Road
                                          Salt Lake City, Utah 84104
                                          Attention:  General Counsel

         Sublessee Address:               Ralphs Grocery Company
                                          1100 West Artesia Boulevard
                                          Compton, California 90220
                                          Attention:  General Counsel

                                          Ralphs Grocery Company
                                          1100 West Artesia Boulevard
                                          Compton, California 90220
                                          Attention: Director of Real Estate





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
Addresses for receiving notices or demands may be changed for the purpose of this paragraph by the party requesting such change notifying the other by a method herein provided.

         B. Upon receiving on official or material notice from a third party concerning the Premises or the Master Lease, the party receiving the same shall immediately give a complete copy thereof to the other party.


11.      DEFAULT.

         11.1 Notwithstanding anything to the contrary contained in the Master Lease, if Sublessee fails to remedy any default of any term, covenant, condition or provision of this Sublease or the Master Lease within the later to occur of (i) five (5) days or (ii) five (5) days less than the cure period provided for such default in the Master Lease, in each case after service of notice of default, Sublessee shall be deemed to be in breach of this Sublease; and Sublessor, without further notice of any kind, may, at its option, exercise the following remedies in addition to all other remedies provided by this Sublease or to the Master Landlord pursuant to the Master Lease (exclusive, however of the debt repayment obligations set forth in clauses (ii), (v) and
(vi) of Section 16(a) of the Master Lease):

                 A. Terminate Sublessee's right to possession of the Premises because of such breach and recover from Sublessee all damages allowed under applicable law, including, without limitation, the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Sublessee proves could reasonably be avoided; or

                 B. Not terminate Sublessee's right to possession because of such breach, but continue this Sublease, including the right to recover the rental and all other charges as the same become due hereunder; or

                 C. Not terminate this Sublease, but remove Sublessee from possession of the Premises, and sublet the Premises in Sublessor's name, but for the account of Sublessee, applying all rents received from such subletting first, to the cost of dispossessing Sublessee and obtaining a new subtenant (including the costs of making the Premises ready for occupancy by such new subtenant), and second, to the obligations of Sublessee under this Sublease (with Sublessor being entitled to hold any surplus amounts received to apply toward future damages incurred by Sublessor due to the default of Sublessee).

         11.2 Any sum accruing to Sublessor under the terms and provisions of this Sublease which shall not be paid when due shall bear interest at the rate of ten percent (10%) per annum from the date the same becomes due and payable by the terms and provisions hereof, or the highest rate permitted by law, whichever is less, until paid (unless otherwise specifically provided in this Sublease).





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
         11.3 Sublessee hereby waives all claims or demands for damages that may be caused by Sublessor in re-entering and retaking possession of the Premises after default by Sublessee.

         11.4 Nothing contained in this Sublease shall limit Sublessor to the remedies hereinabove set forth and upon Sublessee's default, Sublessor shall be entitled to exercise any right or remedy then provided by applicable state law.

         11.5 The waiver by Sublessor of any default in the performance by Sublessee of any covenant contained herein shall not be construed to be a waiver of any preceding or subsequent default of the same or any other covenants contained herein. The subsequent acceptance of rent or other sums hereunder by Sublessor shall not be deemed a waiver of any preceding default other than the failure of Sublessee to pay the particular rental or other sums or portion thereof so accepted, regardless of Sublessor's knowledge of such preceding default at the time of acceptance of such rent or other sum.

         11.6 In the event of any default in performance of any material obligation by Sublessor hereunder, or in the event any specific representation or warranty by Sublessor which is set forth herein or in the Purchase Agreement shall be untrue and such untruth (i) is noticed to Sublessor within any applicable limitation period set forth in the Purchase Agreement and (ii) interferes with Sublessee's use and enjoyment of the Premises, and if Sublessor fails to cure such default or untruth within thirty (30) days after its receipt of written notice from Sublessee, Sublessee may upon ten (10) days additional notice to Sublessor terminate this Sublease or may exercise any other remedy at law or in equity.


12.      INSOLVENCY.

         12.1 The filing of any petition by or against Sublessee under any state or federal bankruptcy act or insolvency statute, or any successor statute thereto, or the adjudication of Sublessee as a bankrupt or insolvent, or the appointment of a receiver or trustee to take possession of all or substantially all of the assets of Sublessee, or a general assignment by Sublessee for the benefit of creditors, or any other action taken or suffered by Sublessee under any state or federal insolvency or bankruptcy act, shall, at Sublessor's option, constitute a breach of this Sublease by Sublessee, regardless of Sublessee's compliance with the other provisions of this Sublease; and Sublessor, at its option by written notice to Sublessee, may exercise all rights and remedies provided for in Paragraph 11, including the termination of this Sublease, effective on service of such notice, without the necessity of further notice.

         12.2 Neither this Sublease, nor any interest herein, nor any estate created hereby, shall pass by operation of law under any state or federal insolvency or bankruptcy act to any trustee, receiver, assignee for the benefit of creditors or any other person whatsoever without the prior written consent of Sublessor.





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
         12.3 The acceptance of rent at any time and from time to time by Sublessor from Sublessee as debtor in possession or from the transferee of the type mentioned in Paragraph 12.2, shall not preclude Sublessor from exercising its rights under this Section 12 at any time thereafter.

         12.4 In the event a bankruptcy court having jurisdiction of any bankruptcy proceedings involving Sublessee refuses to allow Sublessor the benefit of the provisions described above, the parties agree that the following provisions shall be operative due to the size of, and critical nature of, the sums required to be paid by Sublessor to Master Landlord under the Master Lease. Sublessee understands that Sublessor is making the rental and other payments due under the Master Lease and therefore must timely receive the rental and other payments due from Sublessee hereunder. In the event of a bankruptcy proceeding involving Sublessee, Sublessee agrees to assume or reject this Sublease strictly in accordance with the 60 day limit for assumption or rejection set forth in the United States Bankruptcy Court without seeking or accepting any extension of said time limits.


13.      ATTORNEY'S FEES.

                 If either party hereto shall file any action or bring any proceeding against the other party arising out of this Sublease or for the declaration of any rights hereunder, the prevailing party therein shall be entitled to have and recover from the other party, all costs and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection therewith.


14.      USE.

                 It is understood that the Premises shall be used for those purposes permitted by Section 5 of the Master Lease (Exhibit A-1) and shall not be left vacant for more than the number of years permitted by such Section 5.


15.      ALTERATIONS REQUIRED BY LAW; MODIFICATIONS.

                 The provisions of Section 8(c) of the Master Lease (Exhibit A-l) are hereby incorporated herein by this reference as though Sublessee were the Lessee thereunder; provided, however, that the provisions of Section 8(f) thereof shall not be applicable to this Sublease and Sublessee shall not look to Master Landlord or Sublessor as a source of financing of any such Modifications. Sublessee shall make the required Modifications thereunder regardless of whether or not such alterations pertain to the nature, construction or structure of the building(s) within the Premises or to the use made thereof by Sublessee. Such Modifications shall be at the sole cost of Sublessee regardless of whether the work is performed by Sublessor, Master Landlord or Sublessee. The foregoing includes, without limitation, any Modifications to the Premises required by the Federal Americans with Disabilities Act or any other state or local law, regulation or requirement.





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
16.      MASTER LEASE.

         16.1 This Sublease is subject and subordinate to the Master Lease, and except as specifically modified in Paragraphs 1 through 15 above, Sublessee shall, effective as of the Commencement Date, be bound by and shall perform and observe all of the terms and conditions to be performed and observed by Smith's, as Lessee, under the Master Lease subsequent to the Commencement Date as fully and to the same extent and effect as though Sublessee were the Lessee thereunder in the place and stead of Smith's. Any event resulting in termination of the Master Lease by its terms or otherwise shall also result in termination of this Sublease; provided, however that if Sublessor has the right to terminate the Master Lease pursuant to any specific Section thereof, (i) Sublessor shall not do so without the prior written consent of Sublessee, which such consent may be granted or withheld in the sole discretion of Sublessee; and (ii) Sublessee shall have the same right to terminate this Sublease by providing to Sublessor notice of Sublessee's election to terminate this Sublease not less than ten (10) days prior to the time Sublessor must provide its notice of election to Master Landlord.

         16.2 Nothing contained in this Sublease shall be deemed to impose on Sublessor any of the responsibilities of the Master Landlord under the Master Lease. If the Master Landlord fails to perform any of its obligations under the Master Lease, Smith's agrees to cooperate with Sublessee in enforcing any rights of the tenant under the Master Lease. Each party agrees to give the other party written notice of any default under the Master Lease of which it is aware.

         16.3 Sublessee agrees to return the Premises on the termination date to the Master Landlord in the condition required by the terms of the Master Lease; provided, however, that any condition required to be satisfied under or with respect to the Environmental Report referred to in the Master Lease attributable to the periods of ownership or occupancy of the Premises by Sublessor shall be at the sole cost and expense of Sublessor.


17.      GOVERNING LAW.

                 This Sublease shall be governed by the laws of the state in which the Premises are located.


18.      SEVERABILITY.

                 If any of the provisions of this Sublease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Sublease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.





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
19.      ENTIRE AGREEMENT.

                 This Sublease and its exhibits, together with the Purchase Agreement, constitute the entire agreement between the parties and all prior discussions, negotiation, conversations and understandings are merged herein and are extinguished.


20.      AMENDMENTS.

                 This Sublease may not be modified or amended except by an instrument in writing, executed by the party to be charged thereby.


21.      SUCCESSORS.

                 The covenants and conditions herein contained shall apply to and bind the parties hereto and, subject to Section 3 above, their respective successors and assigns.


22.      COUNTERPARTS.

                 This Sublease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which, taken together, shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto executed the foregoing Sublease the day and year first above written.


                                        "SUBLESSOR"

                                        SMITH'S FOOD & DRUG CENTERS, INC.,
                                        a Delaware corporation


                                        By: __________________________________
                                        Its: _________________________________


                                        "SUBLESSEE"

                                        RALPHS GROCERY COMPANY,
                                        a Delaware Corporation


                                        By: __________________________________
                                        Its: _________________________________





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